Exhibit 99.1

Press Release

Y-Tel International Proposes to Merge Sunrise Broadband Group Into Y-Tel

BATON ROUGE, La.--(BUSINESS WIRE)—July 18, 2006--Y-Tel International, Inc. (OTC:YTLI - News), a provider of telecommunications, VoIP and Wi-Fi services and devices, announced today it has executed an agreement in principle to merge Sunrise Broadband Group, Inc., (OTC: SBBD) a broadband cable services provider headquartered in Broomfield, Colorado into Y-Tel. The proposed merger has been approved by the boards of directors of both companies but is still contingent upon shareholder approvals of both companies and completion of a Securities and Exchange Commission (“SEC”) registration statement. In the merger, the shareholders of Sunrise will be issued one share of Y-Tel stock for each surrendered share of Sunrise stock. For details, please refer the company’s 8K filing.

Sunrise Broadband Group is a broadband services provider whose business model is focused on acquiring rural cable systems in select geographic areas of the United States.  As part of the terms of this agreement, the surviving corporation, Y-Tel International will be renamed; Sunrise Broadband Holdings, Inc. (“SBH”) and will change its principal place of business to that of Sunrise Broadband, in Broomfield, Colorado.  With the completion of the agreement, Sunrise Broadband Group’s President and Chief Executive Officer, Calvin D. Smiley will assume the role of Chairman and Chief Executive Officer with John Conroy, Y-Tel’s acting CEO, becoming EVP of Strategic Development and a director of the merged companies.

“The merger is a tremendous opportunity for both companies, because it finally resolves the funding issue each company has struggled with for so long. Sunrise Broadband has secured a $25 million dollar equity line from Boston based Dutchess Advisors, LLC.  To meet the funding requirements, Sunrise must become fully reporting and move to a major exchange. The transaction with Y-Tel fulfills that requirement. Subsequent to completing the transaction, the surviving company, Sunrise Broadband Holdings, will have access to the equity line to begin executing the combined business plans.

The synergies between our mutual companies will enable the combined company to maximize shareholder value and deliver competitive broadband services to the end users.  The Y-Tel wireless technology will enable Sunrise to position hybrid technology to optimize digital video, high-speed Internet and voice, to current and future customers in rural America”, said Mr. Conroy, acting CEO for Y-Tel International, Inc..

Calvin Smiley, Sr., Chairman and CEO of Sunrise Broadband Group echoed Mr. Conroy’s comments and further stated, “Y-Tel provides the platform to launch an integrated bundle of broadband services.  We plan to leverage the wireless connectivity platform that Mr. Conroy and his team have assembled, to enable voice over wireless services including a full array of video down streaming.  This merger brings additional management talent including cost efficiencies that can be realized by combining each company’s vision.”

About Y-Tel International, Inc.

Y-Tel is in the telecommunications industry and is located in Baton Rouge, Louisiana with its Telecom HUB located in Dallas, Texas. Y-Tel is working toward becoming one of the leading providers of Wi-Fi Internet Services and VoIP calling solutions.

To learn more visit http://www.ytelwifi.com

About Sunrise Broadband Group, Inc.

Headquartered in Broomfield, Colorado, Sunrise Broadband Group, Inc. is a developmental stage company focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers. The Company has closed on its first cable television system and has selected additional strategic cable television systems all to be upgraded and consolidated; resulting in increased bandwidth, improved customer service, and improved reliability.

Sunrise Broadband is focused on delivering a true “triple-play” of Voice Over Internet Protocol (VoIP), Video-on-Demand (VoD), High-Speed Data services and other related broadband solutions. In completion of our goals the Company has executed a wholesale agreement providing a turn-key solution for offering VoIP and High-speed services under the Company’s private label “Sunrise Phone”. This proprietary cutting-edge technology will deliver low-cost and feature-rich broadband services to small and medium sized businesses and residential customers in the very near future. Sunrise Phone subscribers will have access to all standard telephone features with unlimited local and long distance calling anywhere in the US & Canada for a flat monthly rate. Additionally, high-speed Internet services including DSL, T1 and fiber optic connectivity will be offered.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers being reliable, but neither Standard & Poor’s nor its affiliate’s warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.